Exhibit 99.1
Chart Industries Reports First Quarter 2025 Financial Results

ATLANTA, May 01, 2025 - Chart Industries, Inc. (NYSE: GTLS) today reported results for the first quarter 2025 ended March 31, 2025.

First quarter 2025 highlights compared to first quarter 2024:
•Orders of $1.32 billion, increased 17.3%, with record Repair, Service & Leasing (“RSL”) orders
•Backlog of $5.14 billion, the first time greater than $5 billion
•Sales of $1.00 billion, an organic increase of 6.6%; foreign exchange (“FX”) impact of (1.3%)
•Reported gross profit margin of 33.9% increased 210 bps
•Reported operating income of $152.3 million (15.2% of sales) was $198.8 million when adjusted for integration related and restructuring items, resulting in 19.9% adjusted operating income margin, an increase of 190 bps
•EBITDA of $215.2 million (21.5% of sales) was $231.1 million when adjusted for the items described above, resulting in 23.1% adjusted EBITDA margin, an increase of 80 bps
•Reported diluted earnings per share (“EPS”) of $0.99 was $1.86 when adjusted
•Reported net cash from operating activities of negative $60.0 million less capital expenditures of $20.1 million resulted in negative $80.1 million of free cash flow (“FCF”)
•Reiterate full year 2025 guidance

“We delivered strong order and organic sales growth of 17.3% and 6.6% in the first quarter of 2025. This marks our fourth consecutive quarter of reported gross profit margin above 33%, which contributed to a 190 basis points expansion in adjusted operating income margin,” stated Jill Evanko, Chart Industries’ CEO and President. “We continue to focus on debt paydown and achieving our target net leverage ratio of sub 2.5 in 2025 supported by our expectations for full year free cash flow in excess of $550 million.”

Summary of first quarter 2025.

First quarter 2025 orders of $1.32 billion increased 17.3% when compared to the first quarter 2024 and included the previously announced order for phase two of Woodside Louisiana LNG. First quarter 2025 orders contributed to March 31, 2025 backlog of $5.14 billion, the first time above $5 billion. Examples of the broad-based market activity include orders in space exploration, HLNG vehicle tanks, nuclear and marine. First quarter 2025 orders were each greater than full year 2024 orders for the previously mentioned end markets. Highlights for the quarter include booking the first serial run order for HLNG vehicle tanks with Volvo-Eicher, a brazed aluminum heat exchanger order with Honeywell UOP, multiple tank and heat exchanger orders with a space exploration customer, multiple railcars with a large industrial gas customer, and an order with Enaon EDA for three regas plants in Europe.

Sales of $1.00 billion in the first quarter increased 6.6% organically and reflected growth in three of our four segments when compared to the first quarter 2024. Reported gross profit margin of 33.9% increased 210 bps when compared to the first quarter 2024 and has been above 33.0% for the past four consecutive quarters. Three of our four segments had an increase in gross profit margin of more than 330 bps when compared to the first quarter 2024. While Repair, Service and Leasing (“RSL”) had a decrease in gross profit margin of 200 bps, RSL gross profit margin of 44.7% was consistent with our ongoing margin expectations for the segment.

Reported operating income of $152.3 million (15.2% of sales) was $198.8 million when adjusted for integration related and restructuring items, resulting in 19.9% adjusted operating income margin, an increase of 190 bps compared to the first quarter 2024. Our increase in gross profit margin was leveraged to operating income with consistent selling, general and administrative expenses (“SG&A”) as a percent of sales at 14.1%. Additionally, three of our four segments’ adjusted operating margin increased more than 220 bps compared to the first quarter 2024. EBITDA of $215.2 million (21.5% of sales) was $231.1 million when adjusted for the items described above, resulting in 23.1% adjusted EBITDA margin, an increase of 80 bps. This resulted in reported diluted EPS of $0.99, or $1.86 when adjusted.

In the first quarter 2025, FCF was negative $80.1 million, driven by typical first quarter cash outlays including our semi-annual senior secured notes’ interest payment, timing of insurance costs, and bonus payments, amongst other seasonal items. March 31, 2025 net leverage ratio was 2.91 and we reiterate our target net leverage ratio of 2.0 to 2.5, expected to be achieved by the end of 2025. First quarter 2025 working capital (defined as net accounts receivable, net inventory, unbilled contract revenue, accounts payable, customer advances and billings in excess) as a percent of last twelve months sales was 16.3%. The average working capital of the past twelve months as a percent of the past twelve months average sales was 15.3%.

In February 2025, we shared that we signed a letter of intent (with a new counterparty) to replace our HTEC put/call option that could have been exercised by I Squared Capital on or after May 1, 2025. The new agreement was executed this week, on April 30, 2025. Based on the put option triggers in the new agreement (which are substantially similar to the previous arrangement), we do not expect any balance sheet or cash impact with respect to such option prior to 2028.

First quarter 2025 segment results (as compared to the first quarter 2024).

Cryo Tank Solutions (“CTS”): First quarter 2025 CTS orders of $152.6 million decreased 4.2% when compared to the first quarter 2024 and increased 10.2% sequentially compared to the fourth quarter 2024, resulting in the first sequential quarter increase in CTS backlog since the first quarter 2024. CTS first quarter 2025 sales of $153.2 million declined 4.1% yet grew 2.0% sequentially versus the fourth quarter 2024. CTS first quarter 2025 gross profit margin of 24.3% was 380 bps better than the first quarter 2024 and adjusted operating income margin of 12.7% improved 220 bps.

Heat Transfer Systems (“HTS”): First quarter 2025 HTS orders of $220.7 million declined 7.0% when compared to the first quarter 2024. HTS end market demand including traditional energy, LNG and data centers all remain robust, as does our commercial pipeline, and we anticipate larger orders in these markets for the balance of 2025. HTS sales of $267.3 million increased 5.4% driven by conversion of LNG and data center backlog. HTS gross profit margin of 30.9% increased 330 bps compared to the first quarter of 2024. Additionally, HTS adjusted operating income margin in the first quarter 2025 was 25.5%, a 460 bps improvement compared to the first quarter 2024, as SG&A remains consistent with higher volumes.

Specialty Products: First quarter 2025 Specialty Products orders of $487.7 million increased 24.6% when compared to the first quarter 2024 and included record orders in nuclear, space exploration, marine and HLNG vehicle tanks. Specialty Products sales of $276.1 million increased 16.7% when compared to first quarter 2024 driven primarily by backlog conversion in hydrogen, water treatment and power generation. Gross profit margin of 30.3% increased 540 bps when compared to the first quarter of 2024 and was the first quarter to achieve gross margin above 30.0% since the third quarter of 2022. The improvement reflects improved margin on hydrogen and infrastructure projects and the benefits of increased efficiencies, on a year over year basis, at our start up Theodore, Alabama facility. Specialty Products adjusted operating income margin of 18.9% grew 560 bps compared to the first quarter 2024, driven by backlog conversion, fewer inefficiencies and leverage of SG&A.

Repair, Service and Leasing: RSL first quarter 2025 orders of $454.6 million grew 36.1% when compared to the first quarter 2024. New long-term service and framework agreements increased as of March 31, 2025 by 10.7% compared to December 31, 2024. We booked orders on our e-commerce Chart Parts website in the first quarter with 58 customers that previously had not ordered via e-commerce. RSL sales grew 1.3% compared to the first quarter of 2024. First quarter 2025 RSL gross profit margin of 44.7% declined 200 bps driven by the first quarter of 2024 having more higher margin spare sales. RSL adjusted operating income margin of 32.4% decreased 270 bps when compared to the first quarter 2024.

April 2025 demand commentary.

April orders were in line with expectations, and based on early indications we currently anticipate a second quarter book to bill of greater than 1.0. The start of the second quarter 2025 and our customers’ feedback for specific end markets reflects expectations for continued positive trends in marine, metals, mining, energy, natural gas, space exploration, nuclear, data centers, aftermarket, carbon capture and hydrogen in Europe.

Generally, water treatment, general industrial, HLNG vehicle tanks, and food and beverage are in line with original expectations coming into 2025. Finally, we are watching uncertainty driven by tariffs in the industrial gas and hydrogen in Americas. Broadly, although we have not yet seen it in our results, we recognize we face an uncertain global environment for the remainder of 2025.

Tariff-Related Actions.

Our team remains agile to respond to commercial and cost uncertainties resulting from the tariff situations. Our business has a strong project backlog and approximately one-third of our revenue is from aftermarket, service and repair activities. Additionally, the RSL segment contributed approximately half of our adjusted operating income in the full year 2024 before corporate expenses.

Based on communicated tariff rates as of April 30, 2025 including the implementation of those currently suspended we anticipate a gross tariff impact of ~$50 million before any cost mitigations, future targeted pricing actions, or strategic share gains.

Since the supply chain crisis of 2021, we have focused on a regional as well as global supply chain. We developed “in region” supply sources and leverage our global best cost where possible. We also have a strong global manufacturing footprint with flexibility to make nearly all of our products in more than one location and one geography. We have updated long-term agreements for specific pricing mechanisms and also passed pricing through where applicable, including a recent price increase in April 2025. We purchase most project-based materials at the time of order, so have largely locked in our raw material costs for existing project backlog.

Reiterate 2025 outlook.
Though we have not yet seen it in our results, we recognize we face an uncertain global environment for the remainder of 2025. Based on our backlog of $5.14 billion, second quarter 2025 book to bill expectations of greater than 1.0, and customer conversations we are reiterating our full year 2025 guidance.

Our full year 2025 anticipated sales are expected to be in the range of $4.65 billion to $4.85 billion with associated adjusted EBITDA between $1.175 billion and $1.225 billion and associated adjusted diluted EPS of $12.00 to $13.00 on share count of approximately 45.5 million.

We continue to anticipate our tax rate will be approximately 22%. We reiterate that we anticipate ending 2025 with approximately $3 billion of net debt, based on full year 2025 FCF generation between $550 and $600 million.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, divestitures, and investments, cost and commercial synergies and efficiency savings, objectives, future orders, revenues, margins, segment sales mix, earnings or performance, liquidity and cash flow, inventory levels, capital expenditures, supply chain challenges, inflationary pressures including material cost and pricing increases, business trends, clean energy market opportunities including addressable markets, and governmental initiatives, including executive orders and changes to trade policy and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate the Howden acquisition and other recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; slower than anticipated growth and market acceptance of new clean energy product offerings; inability to achieve expected pricing increases or continued supply chain challenges including volatility in raw materials and supply, risks related to regional conflicts and unrest, including the recent turmoil in the Middle East and the conflict between Russia and Ukraine including potential energy shortages in Europe and elsewhere; the unknown or difficult to quantify impact of enacted or threatened change to U.S. governmental trade policies, including the introduction of global tariffs on all U.S. trading partners, with certain nations, including China and, certain products, subject to substantially higher tariffs rates, as well as the possible impacts of retaliatory tariffs on products from the United States; and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

USE OF NON-GAAP FINANCIAL INFORMATION
This press release contains non-GAAP financial information, including adjusted net income, adjusted operating income, adjusted operating income margin, adjusted earnings per diluted share, net income attributable to Chart Industries, Inc. adjusted, and EBITDA and adjusted EBITDA. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s 2025 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted EBITDA, FCF or adjusted EPS because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company has scheduled a conference call for Thursday, May 1, 2025 at 8:30 a.m. ET to discuss its first quarter 2025 financial results. Participants wishing to join the live Q&A session must dial-in with the following information:

PARTICIPANT INFORMATION:
Toll-Free – North America: (+1) 800 549 8228
Toll North America and other locations: (+1) 289 819 1520

A live webcast and replay, as well as presentation slides, will be available on the Company’s investor relations website through the following link: Q1 2025 Earnings Webcast. A telephone replay of the conference call can be accessed approximately two hours following the end of the call at 1-646-517-3975 with passcode 68945 through May 8, 2025.

About Chart Industries, Inc.
Chart Industries, Inc. is a global leader in the design, engineering, and manufacturing of process technologies and equipment for gas and liquid molecule handling for the Nexus of Clean™ - clean power, clean water, clean food, and clean industrials, regardless of molecule. The company’s unique product and solution portfolio across stationary and rotating equipment is used in every phase of the liquid gas supply chain, including engineering, service and repair from installation to preventive maintenance and digital monitoring. Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 capture amongst other applications. Chart is committed to excellence in environmental, social and corporate governance issues both for its company as well as its customers. With 64 global manufacturing locations and over 50 service centers from the United States to Asia, Australia, India, Europe and South America, the company maintains accountability and transparency to its team members, suppliers, customers and communities. To learn more, visit www.chartindustries.com

For more information, click here:
http://ir.chartindustries.com/

Chart Industries Investor Relations Contact:
John Walsh
SVP, Investor and Government Relations
1-770-721-8899
john.walsh@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Sales	$1,001.5	$950.7
Cost of sales	661.7	648.4
Gross profit	339.8	302.3
Selling, general and administrative expenses	141.0	141.5
Amortization expense	46.5	47.9
Operating expenses	187.5	189.4
Operating income	152.3	112.9
Interest expense, net	77.1	83.8
Other expense	3.3	3.2
Income from continuing operations before income taxes and equity in loss of unconsolidated affiliates, net	71.9	25.9
Income tax expense	17.6	8.8
Income from continuing operations before equity in loss of unconsolidated affiliates, net	54.3	17.1
Equity in loss of unconsolidated affiliates, net	—	(0.3)
Net income from continuing operations	54.3	16.8
Loss from discontinued operations, net of tax	(2.0)	(2.2)
Net income	52.3	14.6
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	2.8	3.3
Net income attributable to Chart Industries, Inc.	$49.5	$11.3

Amounts attributable to Chart common shareholders
Income from continuing operations	$51.5	$13.5
Less: Mandatory convertible preferred stock dividend requirement	6.8	6.8
Income from continuing operations attributable to Chart	44.7	6.7
Loss from discontinued operations, net of tax	(2.0)	(2.2)
Net income attributable to Chart common shareholders	$42.7	$4.5

Basic earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.99	$0.16
Loss from discontinued operations	(0.04)	(0.05)
Net income attributable to Chart Industries, Inc.	$0.95	$0.11
Diluted earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.99	$0.14
Loss from discontinued operations	(0.05)	(0.04)
Net income attributable to Chart Industries, Inc.	$0.94	$0.10
Weighted-average number of common shares outstanding:
Basic	44.93	42.03
Diluted (1)	45.20	46.73
_______________
(1)Includes an additional 4.53 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended March 31, 2024. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 2.48 for the three months ended March 31, 2024.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended March 31,
	2025	2024
OPERATING ACTIVITIES
Net income	$52.3	$14.6
Less: Loss from discontinued operations, net of tax	(2.0)	(2.2)
Net income from continuing operations	54.3	16.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66.2	65.9
Employee share-based compensation expense	6.2	6.0
Financing costs amortization	4.8	4.7
Other non-cash operating activities	(0.6)	(1.9)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	23.3	(51.0)
Inventories	(8.9)	(4.1)
Unbilled contract revenue	(89.0)	(76.7)
Prepaid expenses and other current assets	(16.6)	(48.5)
Accounts payable and other current liabilities	(62.9)	(17.2)
Customer advances and billings in excess of contract revenue	(41.9)	17.3
Long-term assets and liabilities	5.1	(0.9)
Net Cash Used In Continuing Operating Activities	(60.0)	(89.6)
Net Cash Used In Discontinued Operating Activities	—	(5.5)
Net Cash Used In Operating Activities	(60.0)	(95.1)
INVESTING ACTIVITIES
Capital expenditures	(20.1)	(46.1)
Investments	(1.4)	(6.0)
Other investing activities	0.4	0.3
Net Cash Used In Investing Activities	(21.1)	(51.8)
FINANCING ACTIVITIES
Borrowings on credit facilities	746.2	634.2
Repayments on credit facilities	(666.6)	(479.3)
Common stock repurchases from share-based compensation plans	(3.9)	(3.0)
Dividends paid on mandatory convertible preferred stock	(6.8)	(6.8)
Other financing activities	(3.2)	(1.2)
Net Cash Provided By Financing Activities	65.7	143.9
Effect of exchange rate changes on cash and cash equivalents	2.9	(2.6)
Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(12.5)	(5.6)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (includes restricted cash of $1.9 and $12.8, respectively)	310.5	201.1
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (includes restricted cash of $1.8 and $3.6, respectively)	$298.0	$195.5

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$296.2	$308.6
Accounts receivable, less allowances of $5.1 and $4.5, respectively	738.0	752.3
Inventories, net	505.7	490.5
Unbilled contract revenue	834.0	735.1
Prepaid expenses	131.2	108.6
Other current assets	72.2	70.3
Total Current Assets	2,577.3	2,465.4
Property, plant, and equipment, net	880.0	864.2
Goodwill	2,950.2	2,899.9
Identifiable intangible assets, net	2,550.0	2,540.6
Other assets	355.8	353.8
TOTAL ASSETS	$9,313.3	$9,123.9

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$1,064.1	$1,058.9
Customer advances and billings in excess of contract revenue	325.4	362.2
Accrued interest	67.7	110.4
Other current liabilities	252.2	258.3
Total Current Liabilities	1,709.4	1,789.8
Long-term debt	3,727.6	3,640.7
Deferred tax liabilities	544.6	544.9
Other long-term liabilities	165.1	153.3
Total Liabilities	6,146.7	6,128.7

Equity
Preferred stock, par value $0.01 per share, $1,000 aggregate liquidation preference — 10,000,000 shares authorized, 402,500 shares issued and outstanding at both March 31, 2025 and December 31, 2024	—	—
Common stock, par value $0.01 per share — 150,000,000 shares authorized, 45,697,001 and 45,657,062 shares issued at March 31, 2025 and December 31, 2024, respectively	0.5	0.5
Additional paid-in capital	1,891.9	1,889.3
Treasury stock; 760,782 shares at both March 31, 2025 and December 31, 2024	(19.3)	(19.3)
Retained earnings	1,156.1	1,113.4
Accumulated other comprehensive loss	(32.3)	(155.1)
Total Chart Industries, Inc. Shareholders’ Equity	2,996.9	2,828.8
Noncontrolling interests	169.7	166.4
Total Equity	3,166.6	2,995.2
TOTAL LIABILITIES AND EQUITY	$9,313.3	$9,123.9

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2025	March 31, 2024	December 31, 2024
Sales
Cryo Tank Solutions	$153.2	$159.7	$150.2
Heat Transfer Systems	267.3	253.6	288.8
Specialty Products	276.1	236.5	316.9
Repair, Service & Leasing	304.9	301.0	350.7
Intersegment eliminations	—	(0.1)	0.2
Consolidated	$1,001.5	$950.7	$1,106.8
Gross Profit
Cryo Tank Solutions	$37.2	$32.8	$36.6
Heat Transfer Systems	82.6	70.1	91.7
Specialty Products	83.7	58.9	86.8
Repair, Service & Leasing	136.3	140.5	157.2
Consolidated	$339.8	$302.3	$372.3
Gross Profit Margin
Cryo Tank Solutions	24.3%	20.5%	24.4%
Heat Transfer Systems	30.9%	27.6%	31.8%
Specialty Products	30.3%	24.9%	27.4%
Repair, Service & Leasing	44.7%	46.7%	44.8%
Consolidated	33.9%	31.8%	33.6%
Operating Income (Loss)
Cryo Tank Solutions	$17.6	$14.0	$21.1
Heat Transfer Systems	66.9	51.2	75.7
Specialty Products	48.3	25.1	51.1
Repair, Service & Leasing	62.7	65.1	85.4
Corporate	(43.2)	(42.5)	(45.0)
Consolidated	$152.3	$112.9	$188.3
Operating Margin
Cryo Tank Solutions	11.5%	8.8%	14.0%
Heat Transfer Systems	25.0%	20.2%	26.2%
Specialty Products	17.5%	10.6%	16.1%
Repair, Service & Leasing	20.6%	21.6%	24.4%
Consolidated	15.2%	11.9%	17.0%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2025	March 31, 2024	December 31, 2024
Orders
Cryo Tank Solutions	$152.6	$159.3	$138.5
Heat Transfer Systems	220.7	237.3	536.1
Specialty Products	487.7	391.3	509.3
Repair, Service & Leasing	454.6	333.9	369.2
Intersegment eliminations	—	(0.2)	—
Consolidated	$1,315.6	$1,121.6	$1,553.1

	As of
	March 31, 2025	March 31, 2024	December 31, 2024
Backlog
Cryo Tank Solutions	$318.7	$367.5	$290.3
Heat Transfer Systems	2,042.2	1,685.9	2,097.4
Specialty Products	2,057.4	1,678.2	1,888.1
Repair, Service & Leasing	725.3	611.3	577.1
Intersegment eliminations	—	(11.8)	(7.8)
Consolidated	$5,143.6	$4,331.1	$4,845.1

RECONCILIATION OF NET CASH USED IN OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS AND RECONCILIATION OF NET CASH USED IN OPERATING ACTIVITIES FROM DISCONTINUED OPERATIONS TO FREE CASH FLOW FROM DISCONTINUED OPERATIONS (UNAUDITED)
(Dollars in millions)

	Three Months Ended March 31,
	2025	2024
Net cash used in operating activities from continuing operations	$(60.0)	$(89.6)
Capital expenditures	(20.1)	(46.1)
Free cash flow (non-GAAP)	$(80.1)	$(135.7)

	Three Months Ended March 31,
	2025	2024
Net cash used in operating activities from discontinued operations	$—	$(5.5)
Capital expenditures	—	—
Free cash flow (non-GAAP)	$—	$(5.5)
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash used in operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results, and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS AND EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. – CONTINUING OPERATIONS TO ADJUSTED EARNINGS AND ADJUSTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. - CONTINUING OPERATIONS
(UNAUDITED)
(Dollars in millions, except per share amounts)

	Q1 2025	Q1 2024
Amounts attributable to Chart common stockholders
Net income attributable to Chart Industries, Inc.	$49.5	$11.3
Less: Loss from discontinued operations, net of tax	(2.0)	(2.2)
Income from continuing operations	51.5	13.5
Less: Mandatory convertible preferred stock dividend requirement	6.8	6.8
Income from continuing operations attributable to Chart (U.S. GAAP)	44.7	6.7
Unrealized loss on investments in equity securities and loss from strategic equity method investments (1)	1.1	4.3
Deal related and integration costs (2)	4.0	14.3
Step up amortization on inventory, intangibles and fixed assets from Howden acquisition	38.1	46.6
Restructuring & related costs	2.0	5.1
Other one-time items (3)	2.7	—
Tax effects	(8.5)	(14.4)
Adjusted earnings attributable to Chart Industries, Inc. (non-GAAP)	$84.1	$62.6

	Q1 2025 Diluted EPS	Q1 2024 Diluted EPS
Reported income from continuing operations attributable to Chart (U.S. GAAP)	$0.99	$0.14
Unrealized loss on investments in equity securities and loss from strategic equity method investments (1)	0.02	0.09
Deal related and integration costs (2)	0.09	0.31
Step up amortization on inventory, intangibles and fixed assets from Howden acquisition	0.84	1.00
Restructuring & related costs	0.04	0.11
Other one-time items (3)	0.07	—
Tax effects	(0.19)	(0.31)
Adjusted earnings attributable to Chart Industries, Inc. (non-GAAP)	$1.86	$1.34
Share count	45.20	46.73
_______________
(1)Includes the mark-to-market of our inorganic investments in Avina, McPhy, Stabilis and certain of our minority investments as well as losses from strategic equity method investments.
(2)Deal related and integration costs primarily includes costs associated with integrating Howden.
(3)Other one-time items includes costs associated with one time charges for a specific employment plan in South Africa, charges related to Howden costs incurred prior to the acquisition and other costs not related to current continuing operations.
______________
Adjusted earnings per common share attributable to Chart Industries, Inc. is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per common share attributable to Chart Industries, Inc. facilitates useful period-to-period comparisons of our financial results, and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies. Prior to the second quarter of 2024, the impacts of the mandatory convertible preferred stock dividend were excluded from adjusted earnings per common share attributable to Chart Industries, Inc. (non-GAAP). The impacts are now included in adjusted earnings per common share attributable to Chart Industries, Inc. (non-GAAP) and historical periods have been restated to reflect the change in treatment.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED)
(Dollars in millions)

	Three Months Ended March 31, 2025
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$153.2	$267.3	$276.1	$304.9	$—	$—	$1,001.5
Operating income (loss) as reported (U.S. GAAP)	$17.6	$66.9	$48.3	$62.7	$—	$(43.2)	$152.3
Operating margin	11.5%	25.0%	17.5%	20.6%			15.2%
Restructuring & related costs	$0.3	$0.2	$0.4	$1.0	$—	$0.1	$2.0
Deal related & integration costs (1)	—	—	—	0.6	—	3.3	3.9
Step-up amortization on intangibles and fixed assets from Howden acquisition	1.2	1.0	3.3	32.6	—	—	38.1
Other (2)	0.3	0.1	0.3	1.8	—	—	2.5
Adjusted operating income (loss) (non-GAAP)	$19.4	$68.2	$52.3	$98.7	$—	$(39.8)	$198.8
Adjusted operating margin (non-GAAP)	12.7%	25.5%	18.9%	32.4%			19.9%
______________
(1)Deal related & integration costs primarily includes costs associated with integrating Howden.
(2)Other includes costs associated with one time charges for a specific employment plan in South Africa, charges related to Howden costs incurred prior to the acquisition and other costs not related to current continuing operations.

	Three Months Ended March 31, 2024
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$159.7	$253.6	$236.5	$301.0	$(0.1)	$—	$950.7
Operating income (loss) as reported (U.S. GAAP)	$14.0	$51.2	$25.1	$65.1	$—	$(42.5)	$112.9
Operating margin	8.8%	20.2%	10.6%	21.6%			11.9%
Restructuring & related costs	$0.7	$0.5	$1.3	$2.3	$—	$0.3	$5.1
Deal related & integration costs (1)	—	—	—	—	—	6.6	6.6
Step-up amortization on inventory, intangibles and fixed assets from Howden acquisition	2.1	1.2	5.0	38.3	—	—	46.6
Other	—	—	—	—	—	0.1	0.1
Adjusted operating income (loss) (non-GAAP)	$16.8	$52.9	$31.4	$105.7	$—	$(35.5)	$171.3
Adjusted operating margin (non-GAAP)	10.5%	20.9%	13.3%	35.1%			18.0%
_____________
(1)Deal related & integration costs primarily includes costs associated with integrating Howden.

_____________
Adjusted operating income (loss) is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to operating income (loss) in accordance with U.S. GAAP. Management believes that adjusted operating income (loss) facilitates useful period-to-period comparisons of our financial results, and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS TO EBITDA AND ADJUSTED EBITDA (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2025	March 31, 2024
Net income from continuing operations	$54.3	$16.8
Income tax expense, net	17.6	8.8
Interest expense, net	77.1	83.8
Depreciation and amortization	66.2	65.9
EBITDA (non-GAAP)	215.2	175.3
Non-recurring costs:
Deal related & integration costs (1)	3.9	14.3
Restructuring & related costs	2.0	5.1
Amortization of step-up value of inventory from Howden acquisition	—	7.1
Other one-time items (2)	2.7	0.1
Employee share-based compensation expense	6.2	6.0
Unrealized loss on investments in equity securities and loss from strategic equity method investments (3)	1.1	4.3
Adjusted EBITDA (non-GAAP)	$231.1	$212.2
_______________
(1)Deal related & integration costs primarily includes costs associated with integrating Howden.
(2)Other one-time items includes costs associated with one time charges for a specific employment plan in South Africa, charges related to Howden costs incurred prior to the acquisition and other costs not related to current continuing operations.
(3)Includes the mark-to-market of our inorganic investments in Avina, McPhy, Stabilis and certain of our minority investments as well as losses from strategic equity method investments.
_______________
The reconciliation from net income from continuing operations to EBITDA (non-GAAP) includes acquisition related finance fees and loss on extinguishment of debt. EBITDA and adjusted EBITDA are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to net income from continuing operations in accordance with U.S. GAAP. Management believes that EBITDA and adjusted EBITDA facilitate useful period-to-period comparisons of our financial results, and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.